Unilever PLC
100 Victoria Embankment
London EC4Y 0DY
T: +44 (0)20 7822 5252
F: +44 (0)20 7822 5951/5898
www.unilever.com

March 9, 2022
U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Re:	Notice of Disclosure Filed in Exchange Act Annual Report Under Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 and Section 13(r) of the Exchange Act
Ladies and Gentlemen:
Pursuant to Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 and Section 13(r) of the Securities Exchange Act of 1934, as amended, notice is hereby provided that Unilever PLC has made disclosure pursuant to such provisions in its Annual Report on Form 20-F for the fiscal year ended December 31, 2021 (page 192), which was filed with the U.S. Securities and Exchange Commission on March 9, 2022.
Respectfully submitted,
Unilever PLC
By:    /s/ Ritva Sotamaa
Name:     Ritva Sotamaa
Title:     Chief Legal Officer and Group Secretary

Unilever PLC
Registered in London number 41424
Registered office Port Sunlight,
Wirral, Merseyside CH62 4ZD